As filed with the Securities and Exchange Commission on November 27, 2018

Registration No. 333-227198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.3 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APTORUM GROUP LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17th Floor, Guangdong Investment Tower

148 Connaught Road Central

Hong Kong

Telephone: +852 2117 6611

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Louis Taubman, Esq. Arila Er Zhou, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 917.512.0827 Fax: 212.202.6380	Elizabeth F. Chen, Esq. Stephen M. Goodman, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Tel: 212.421.4100 Fax: 212.326.0806

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-227198) of Aptorum Group Limited is being filed for the sole purpose of filing certain exhibits (Nos. 4.3, 4.4, 4.5, 5.1, 5.2, 23.2 and 23.3). Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Regulation S promulgated thereunder regarding offshore offers and sales.

On May 15, 2018, we closed a private financing pursuant to a note purchase agreement with the Series A Note Investors who purchased an aggregate of approximately $1.6 million of convertible notes, at a purchase price of $10,000 per note convertible into our Class A Ordinary Shares at a conversion price of $6.95 per share, which represents a 56% discount to this offering price the Series A Notes. Boustead, who is an underwriter of this Offering, together with other affiliates of the Company, purchased Series A Notes in the aggregate amount of $150,000. We refer to the private placement transaction as the “Series A Note Offering.” The Series A Note Investors entered into a lock-up agreement, pursuant to which they agreed not to sell or otherwise transfer or dispose of the Series A Note or the Class A Ordinary Shares underlying the Series A Notes during the six-month period commencing on the effective date of this prospectus and the date of our Class A Ordinary Shares commence trading on a national securities exchange. The Series A Notes will automatically convert into 230,252 Class A Ordinary Shares at the closing of the Offering and at the commencement of trading on NASDAQ Global Market of our Class A Ordinary Shares. As a result, the investors in this Offering will experience immediate dilution when the Series A Notes are automatically converted. (See Risk Factor – “You will experience immediate and substantial dilution as a result of this Offering and may experience additional dilution in the future”) The issuance and sale of Series A Notes, Note PA Warrants and the underlying Class A Ordinary Shares to the investors and the placement agent in the Series A Note Offering was made in reliance on an exemption from registration contained in either Regulation D or Regulation S of the Securities. The securities sold in the Series A Note Offering may be offered or sold only pursuant to an effective registration statement or pursuant to an available exemption from the registration requirements of the Securities Act.

On April 6, 2018, we entered into subscription agreement with one investor pursuant to which we issued a $15,000,000 8% convertible bond that matures in April 2019 (the “Bond”). The Bond is guaranteed by our parent company, Jurchen Investment Corporation.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or consolidated financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, the Special Administrative Region of the People’s Republic of China, on November 27, 2018.

Aptorum Group Limited

By:	/s/ Ian Huen
	Name:	Ian Huen
	Title:	Chief Executive Officer and Executive Director

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Ian Huen and Sabrina Khan, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on November 27, 2018.

/s/ Ian Huen	Chief Executive Officer (principal executive officer) and Executive Director
Name: Ian Huen

/s/ Sabrina Khan	Chief Financial Officer (principal financial officer and principal accounting officer)
Name: Sabrina Khan

/s/ Darren Lui	President, Chief Business Officer and Executive Director
Name: Darren Lui

/s/ Clark Cheng	Chief Medical Officer and Executive Director
Name: Clark Cheng

/s/ Douglas Arner	Director
Name: Douglas Arner

/s/ Charles Bathurst	Director
Name: Charles Bathurst

/s/ Mirko Scherer	Director
Name: Mirko Scherer

/s/ Justin Wu	Director
Name: Justin Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the City of New York, State of New York, on November 27, 2018.

By:	/s/ Louis Taubman
	Name:	Louis Taubman
	Title:	Authorized Representative in the United States

EXHIBIT INDEX

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement ***

3.1	Second Amended and Restated Memorandum and Articles of Association of Aptorum Group Limited ***

4.1	Specimen Ordinary Share Certificate***

4.2	Form of Series A Convertible Promissory Note***

4.3	Form of Underwriter Warrant*

4.4	Form of Series A Convertible Promissory Note Placement Agent Warrant, dated May 15, 2018*

4.5	Form of Bond Placement Agent Warrant, dated April 6, 2018*

5.1	Opinion of Cayman Islands counsel of Aptorum Group Limited, as to the validity of the Ordinary Shares and tax matters*

5.2	Opinion of U.S. counsel of Aptorum Group Limited, as to the binding obligation of the Underwriter Warrants under the laws of the State of New York*

10.1	Appointment Letter between the Company and Ian Huen (Founder, Chief Executive Officer & Executive Director), dated September 25, 2017***

10.2	Employment Letter between the Company and Sabrina Khan (Chief Financial Officer), dated September 1, 2017***

10.3	Addendum to Employment Letter between Company and Sabrina Khan (Chief Financial Officer) dated April 24, 2018***

10.4	Appointment Letter between the Company and Darren Lui (Chief Business Officer, President & Director), dated September 25, 2017***

10.5	Employment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated August 31, 2017***

10.6	Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated September 25, 2017***

10.7	Second Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated October 30, 2017***

10.8	Third Addendum to Appointment Letter between the Company and Clark Cheng (Chief Medical Officer & Director), dated January 2, 2018***

10.9	Appointment Letter between the Company and Keith Chan (Chief Scientific Officer), dated August 18, 2017***

10.10	Appointment Letter between the Company and Charles Bathurst (Independent Non-Executive Director), dated September 24, 2017***

10.11	Appointment Letter between the Company and Mirko Scherer (Independent Non-Executive Director), dated September 24, 2017***

10.12	Employment Agreement between the Company and Justin Wu (Independent Non-Executive Director), dated September 18, 2017***

10.13	Employment Agreement between the Company and Douglas Arner (Independent Non-Executive Director), dated February 13, 2018***

10.14	Management Agreement between the Company and Guardian Capital Management Limited, dated March 1, 2017***

10.15	Consulting Agreement between the Company and GloboAsia, LLC (includes provisions for the appointment of Keith Chan as Chief Scientific Officer) dated August 18, 2017***

10.16	Management Agreement between the Company and APTUS CAPITAL LIMITED, dated October 26, 2010***

10.17	First Addendum to the Management Agreement between the Company and APTUS CAPITAL LIMITED, dated February 10, 2012***

10.18	Second Addendum to the Management Agreement between the Company and APTUS CAPITAL LIMITED, December 9, 2016***

10.19	Subscription Agreement between the Company and Peace Range Limited, dated April 6, 2018***

10.20	Share Charge Agreement between the Company, Jurchen Investment Corporation and Peace Range Limited, dated April 25, 2018***

10.21	Deed of Guarantee of Jurchen Investment Corporation, acknowledged by Peace Range Limited, dated April 25, 2018***

10.22	Charge Account Agreement between the Company and Peace Range Limited, dated April 25, 2018***

10.23	Bond Certificate between the Company and Peace Range Limited, dated April 25, 2018***

10.24	Escrow Agreement between the Company and Peace Range Limited, dated April 25, 2018***

10.25	2017 Share Option Plan***

10.26	Form of Securities Purchase Agreement for the Series A Convertible Promissory Notes, dated May 15, 2018***

10.27	Lock-up Agreement for Series A Convertible Promissory Notes, dated May 15, 2018***

10.28	Exclusive License agreement for NLS-1 dated July 3, 2017#***

10.29	Addendum to License Agreement for NLS-1 dated February 9, 2018***

10.30	Exclusive Patent License agreement for ALS-1#***

10.31	First Amendment to the Exclusive Patent License Agreement for ALS-1 dated June 7, 2018***

10.32	Exclusive Patent License agreement for ALS-4#***

10.33	First Amendment to the Exclusive Patent License Agreement dated June 7, 2018***

10.34	Sub-Tenancy Agreement for Guangdong Investment Tower***

10.35	Service Agreement between Covar Pharmaceuticals Incorporated and Videns Incorporation Limited dated May 15, 2017***

10.36	Appointment Letter and Addendum to Service Agreement with Covar Pharmaceuticals Incorporated and Dr. Kwok Chow dated December 15, 2017***

10.37	Appointment Letter and Addendum to Service Agreement with Covar Pharmaceuticals Incorporated and Mr. Austin Freedman dated December 26, 2017***

10.38	Form of the Subscription Agreement***

10.39	Offering Deposit Account Agency Agreement by and among the Company, Boustead and FinTech Clearing dated November 3, 2018***

14.1	Code of Business Conduct and Ethics of the Company***

21.1	List of Subsidiaries***

23.1	Consent of Marcum Bernstein & Pinchuk LLP***

23.2	Consent of Cayman Islands counsel of Aptorum Group Limited (included in Exhibit 5.1)*

23.3	Consent of U.S. counsel of Aptorum Group Limited (included in Exhibit 5.2)*

24.1	Power of Attorney (included on signature page)*

99.1	Charter of the Audit Committee***

99.2	Charter of the Compensation Committee***

99.3	Charter of the Nominating and Corporate Governance Committee***

*	Filed herewith.
#	Portions of the exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the agreement with the omitted portions has been separately filed with the Securities and Exchange Commission.
***	Previously filed; incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-227198) filed with the Securities and Exchange Commission on September 5, 2018.